EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-233937 on Form S-8 of our report dated March 4, 2020, relating to the consolidated and combined financial statements of The Pennant Group, Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Boise, Idaho
March 4, 2020